RenaissanceRe Announces Nomination of Three New Board Members

PEMBROKE, Bermuda-February 20, 2008 - RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that Edmund B. Greene, 69, Brian R. Hall, 65 and Scott E. Pardee, 71, three longtime members of its Board of Directors, will retire in conjunction with the Company's Annual Shareholder Meeting, when their terms of service are scheduled to expire, and that the Board has nominated three new Directors to its Board. David C. Bushnell, former Chief Administrative Officer and Senior Risk Officer of Citigroup Inc., James L. Gibbons, President and Chief Executive Officer of CAPITAL G Limited, a leading Bermuda financial services organization, and Anthony M. Santomero, former President of the Federal Reserve Bank of Philadelphia, will stand for election at the Company's Annual Shareholder Meeting.

Neill A. Currie, Chief Executive Officer, said, "Ed, Brian and Scott have played a central role in the growth and success of RenaissanceRe. Ed was a founding member of our Board, with Brian and Scott also joining early in our history. All have been strong stewards of our company throughout its development. We look forward to drawing on the expertise of David, James and Tony, each of whom brings to our Board a breadth of expertise in finance, risk management and other disciplines that will be invaluable to us as we continue to build upon RenaissanceRe's superior record of performance."

W. James MacGinnitie, Chairman, added, "On behalf of the entire Board of Directors, I'd like to thank Ed, Brian and Scott for their wise counsel over their many years of service. I'd also like to welcome our three new Directors, who bring a diverse set of skills and experience that greatly complements what we are fortunate to have already on our Board. I am confident that David, James and Tony will contribute greatly to our oversight of RenaissanceRe on behalf of all of its shareholders."

David C. Bushnell, 53, retired from Citigroup Inc. ("Citigroup") in November 2007 after 22 years of service, most recently as Chief Administrative Officer. Mr. Bushnell served as the Senior Risk Officer of Citigroup from 2003 through 2007, and was responsible for managing risk for Citigroup and all its member companies, with oversight responsibility for market, credit, operational risks and the compliance function. Mr. Bushnell was also a member of the Citigroup Management and Business Heads Committee, and a board member of Citibank, N.A. and other Citigroup affiliates. Prior to this experience, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a managing director and Chief Risk Officer.

James L. Gibbons, 44, is a Bermudian citizen who is President and Chief Executive of CAPITAL G Limited and Chairman of CAPITAL G Bank Limited, leading Bermuda-based financial services organizations, as well as President of Bermuda Air Conditioning Limited. Mr. Gibbons has served as a Director of Gibbons Management Services Limited, and as Managing Director of Gibbons Deposit Company Limited. He began his career at Prudential Bache Securities after receiving a degree in Finance from Georgetown University in 1985.

Anthony M. Santomero, 61, most recently a Senior Advisor to McKinsey & Company, served as the ninth President of the Federal Reserve Bank of Philadelphia. In his six years at the Federal Reserve, he was a voting member of the Federal Open Market Committee, served as Chair of the System's Committee on Credit and Risk Management and also as member of the Financial Services Policy Committee and the Payments System Policy Advisory Committee. Dr. Santomero joined the Fed from the Wharton School of the University of Pennsylvania, where he was the Richard K. Mellon Professor of Finance, and served in a number of academic, consulting and managerial roles, including Deputy Dean of the School. He received his PhD from Brown University, and his AB from Fordham University.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance. RenaissanceRe is traded on the New York Stock Exchange under the ticker symbol 'RNR'. For more information, visit www.renre.com.

IMPORTANT ADDITIONAL INFORMATION

RenaissanceRe plans to file with the SEC and make available to its shareholders a Proxy Statement relating to its 2008 Annual General Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Proxy Statement and other documents relating to the 2008 Annual General Meeting (when they are available) can be obtained free of charge from the SEC's website at http://www.sec.gov, from RenaissanceRe at the company's website at www.renre.com, or upon written request to RenaissanceRe Holdings Ltd., Attn: Office of the Corporate Secretary, P.O. Box HM 2527, Hamilton, HMGX, Bermuda.

RenaissanceRe and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual General Meeting.  Information regarding the interests of the directors and executive officers of RenaissanceRe in the solicitation will be more specifically set forth in the Proxy Statement that will be filed by RenaissanceRe with the SEC and which will be available free of charge from the SEC and RenaissanceRe, as indicated above. Information about the directors and executive officers of the Company may be found in its Proxy Statement relating to its 2007 Annual General Meeting, filed with the SEC on April 26, 2007.

CONTACTS:
Investors: RenaissanceRe Holdings Ltd. Fred R. Donner, 441-295-4513 Chief Financial Officer and Executive Vice President	Media: Kekst and Company David Lilly or Dawn Dover 212-521-4800